Exhibit(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm and Reports to Shareholders" and "Financial Statements" in the Scudder Value Series, Inc. Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 33-18477) of our report dated January 21, 2004 on the financial statements and financial highlights of Scudder Large Cap Value Fund (formerly, Scudder Contrarian Fund) included in the Fund Annual Report dated November 30, 2003.



/s/ Ernst & Young LLP
Boston, Massachusetts
August 30, 2004